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                                                                   EXHIBIT 10.17

                                PLEDGE AGREEMENT

                         The undersigned Thomas Ammann, Hans-Rudolf Ammann,
Jolanda Ammann and Konrad Bachmaier acting jointly in the name and for the account of Ammann Holding AG ("AHAG") in formation pursuant to Article 645 of the Swiss Code of Obligations (hereinafter the "Pledgors"), hereby irrevocably pledge in favour of and to David White Inc. ("DWI") the following registered shares of Ammann Lasertechnik AG, Amriswil ("ALAG"):

                         -   30 A-shares with a nominal value of SFr. 1'000.--
each; (The above shares hereinafter collectively referred to as the "Shares"),

The ten (10) certificates no. 12 through 21, evidencing 3 A-shares each, representing the shares pledged, shall be endorsed in blank and be delivered to DWI's Swiss counsel Michael Hess, Dreikonigstrasse 7, 8022 Zurich, prior to or on the Closing of June 8, 1995.

This pledge secures all claims of whatsoever nature which DWI has or may have in the future against ALAG pursuant to the terms of the License Agreement to be concluded between ALAG as licensee and DWI as licensor on or about June 8, 1995 (hereinafter the "Agreement").

In deviation of Art. 904 of the Swiss Civil Code ("CC") the future dividends and distributions on the Shares pledged shall be for the
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benefit of the Pledgors.  The voting rights vested with the Shares pledged shall remain with the Pledgors pursuant to Art. 905 CC. In the event that ALAG does not pay the royalty within 30 days after the due date as specified in the Agreement, then DWI shall be entitled to give written notice to the Pledgors specifying such default. If ALAG, within 60 days from receipt of such notice has not cured such default, then DWI shall be entitled to dispose freely of assets pledged without any court proceedings or administrative formalities nor any previous notice.

The Pledgors commit themselves to do whatever is necessary to transfer to third parties the Shares disposed of pursuant to the provisions of the present Pledge Agreement (including but not limited to the registration of new shareholders, if any, in Ammann Lasertechnik AG's stock ledger).

The Shares pledged shall be released and re-delivered by DWI to the Pledgors as follows: Starting with the first royalty payment due under this Agreement, DWI shall, annually, upon receipt of the annual royalty payment of US$ 25'000.--, release and re-deliver a certificate evidencing 3 A-Shares pledged hereunder to the Pledgors; provided, however, that DWI shall at no times retain less than 12 A-Shares as long as any royalty payment due under the Agreement remains outstanding.



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